Exhibit 99.2

                    MoSys and UniRAM Settle Patent Litigation



    SUNNYVALE, Calif.--(BUSINESS WIRE)--Oct. 26, 2006--MoSys, Inc. (NASDAQ: MOSY), the industry's leading provider of high-density system-on-chip (SoC) embedded memory solutions, announced that it has settled all outstanding litigation with UniRAM Technology Inc. related to the trade secret misappropriation and patent infringement suit filed in 2004 by UniRAM.

    Under the settlement agreement, the companies agreed to dismiss all outstanding claims and counterclaims with prejudice, MoSys will pay UniRAM $2.4 million, and receive a complete release of all claims as well as a future fully paid license for itself and all of its licensees.

    MoSys recorded the settlement costs incurred in connection with the foregoing settlement during the three months ending September 30, 2006.

    ABOUT MOSYS, INC.

    Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technologies for semiconductors. MoSys' patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys' licensees have shipped more than 100 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.


    CONTACT: MoSys, Inc.
             Vice President of Marketing:
             Raj Singh, 408-731-1825
             raj.singh@mosys.com
             or
             Shelton IR
             Acct. Manager:
             Beverly Twing, 972-239-5119 x126
             btwing@sheltongroup.com